Exhibit 15.3

LOAN AGREEMENT

This Loan Agreement (the "Agreement"), dated effective as of April 21, 2021, is by and between THE BANK OF TAMPA, a Florida banking corporation, its successors and/or assigns, as their interests may appear (the "Bank"), and GIPFL 702 TILLMAN PLACE, LLC, a Delaware limited liability company ("Borrower").

RECITALS

A.        Borrower has applied to the Bank for the credit facility described in this Agreement.

B.         The Bank is willing to make the Loan (as hereinafter defined) to Borrower, and Borrower is willing to accept the Loan from the Bank, on the terms and conditions set forth herein and as provided for in the other Loan Documents (as hereinafter defined).

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

AGREEMENT

1.	DEFINITIONS

Unless otherwise defined in this Agreement, each of the following terms shall have the following respective meanings:

1.1          "Change in Control" means that (a) RICHARD N. HORNSTROM, an individual, ceases to own or control, directly or indirectly, at least fifty-one percent (51%) of Borrower; (b) GENERATION INCOME PROPERTIES, L.P., a Delaware limited partnership, ceases, directly or indirectly, to have the full, exclusive and absolute right, power and authority to manage and conduct the business, affairs and operations of Borrower; or (c) there is any pledge of any equity interest of Borrower.

1.2           "Closing" means the closing of the transactions contemplated by this Agreement.

1.3          " Closing Date" means the date of the Closing, being the date of this Agreement.

1.4           "Collateral" means the collateral for the Loan described in Section 3 of this Agreement.

1.5          "Contingent Obligation" means any agreement, undertaking or arrangement by which a Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person; agrees to maintain the net worth, working capital or other financial condition of any other Person; or otherwise assures any creditor of such other Person against loss, including any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as a general partner of a partnership with respect to the liabilities of the partnership.

1.6          "Debt Service Coverage Ratio" means Net Operating Income divided by the sum of the principal and interest then due to the Bank under the Loan.

1.7          "GAAP" means generally accepted accounting principles in the United States as of the date hereof. If there are changes to GAAP during the term of this Agreement, the parties shall continue to determine compliance with the financial covenants and make all other financial determinations under this Agreement, without giving effect to any such change, until such time that the parties agree to amend the financial covenants and other provisions relating to financial determinations to account for the effect of such changes to GAAP in a mutually acceptable manner.

1.8           "Governing Documents" means, with respect to any entity or trust, (a) if a corporation, its articles or certificate of incorporation and its bylaws; (b) if a limited liability company, its articles of organization or certificate of formation and its operating agreement or limited liability company agreement; (c) if a partnership, its certificate of partnership or certificate of limited partnership and its partnership agreement; (d) if a trust, its trust agreement; (e) all other agreements or documents relating to the organization, management or operation of such entity or trust or relating to the rights, duties and obligations of its equity holders or beneficiaries; and (f) any amendment or supplement to any of the foregoing.

1.9           "Governmental Authority" means any government (foreign or domestic) or any state or other political subdivision thereof or any governmental body, agency, authority, department or commission (including any taxing authority or political subdivision) or any instrumentality or officer thereof (including any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other Person directly or indirectly owned or controlled by or subject to the control of any of the foregoing.

1.10            "Guarantor" means DAVID SOBELMAN, an individual.

1.11           "Guaranty" means that certain Guaranty Agreement dated of even date herewith executed by Guarantor in favor of the Bank pursuant to this Agreement, as the same may be amended, restated, modified or supplemented at any time or from time to time.

1.12           "Hazardous Substance(s)" means any substance, material or waste that is or becomes designated or regulated as "toxic," "hazardous," "pollutant" or "contaminant" or a similar designation or regulation under any current or future federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including, without limitation, petroleum or natural gas.

1.13           "Indebtedness" means such Person's (a) obligations for borrowed money; (b) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade); (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person; (d) obligations which are evidenced by notes, acceptances or other instruments; (e) any lease which would, in accordance with GAAP and generally accepted auditing standards, either be required to be accounted for and reflected as a capital lease on a balance sheet or otherwise be disclosed as such in a note to such balance sheet; (f) Contingent Obligations; (g) obligations for which such Person is obligated pursuant to or in respect of a letter of credit; and (h) any other obligation for borrowed money which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person.

1.14           "Lease(s)" means all leases, licenses, concessions and other forms of agreement, written or oral, however denominated, wherein Borrower (as a party named therein or the successor thereto) grants to any party or parties the right of use or occupancy of any portion of the Property, and all and any renewals, modifications, amendments, guaranties and other agreements affecting the same, including, but not limited to, those leases set forth on Schedule 1.14.

1.15              "Lien" means any lien, statutory or otherwise, charge or encumbrance, and includes: (a) any mortgage, pledge, hypothecation, security interest, collateral assignment or deed of trust; (b) any conditional sale, title retention, consignment, bailment, deposit, escrow or custodial arrangement; (c) any financing statement under the Florida Uniform Commercial Code or comparable law of any jurisdiction; (d) any assessment, garnishment, attachment, levy, execution or receivership; (e) any charge, recoupment, rebate, right of set off, right of reduction or equity of redemption; and (f) any lease which would, in accordance with GAAP and generally accepted auditing standards, either be required to be accounted for and reflected as a capital lease on a balance sheet or otherwise be disclosed as such in a note to such balance sheet.

1.16               "Loan" means the loan made to Borrower by the Bank under this Agreement.

1.17              "Loan Documents" mean this Agreement and all documents required to be executed or delivered by Borrower or Guarantor to the Bank, whether separately or together, in connection with this Agreement, including, without limitation, the Note, the Mortgage, the Guaranty and any and all other documents or instruments executed or delivered to the Bank in connection with the Loan. Any reference contained in this Agreement to a specific document that is included in the Loan Documents means that document as modified, amended and/or restated and in legal force and effect at the time.

1.18              "Material Adverse Effect" means any change in or effect on the business of Borrower or Borrower's assets or properties that, individually or in the aggregate (taking into account all other such changes or effects), is, or is reasonably likely to be, materially adverse to the business, assets, liabilities, financial condition or results of operations of Borrower taken as a whole.

1.19              "Mortgage" means that certain Mortgage, Security Agreement, Assignment of Rents and Fixture Filing dated of even date herewith executed by Borrower in favor of the Bank pursuant to this Agreement, which is intended to be recorded in the Public Records of Hillsborough County, Florida, as the same may be amended, restated, modified or supplemented at any time or from time to time.

1.20              "Net Operating Income" means, for the applicable period, rental income from the Property (inclusive of any tenant reimbursements) less actual operating expenses incurred during the applicable period (such operating expenses to include a management fee of no less than three percent (3%) of the rental income from the Property and to include reserves for replacement calculated at $0.25 per square foot), but excluding depreciation, amortization and interest expense.

1.21              "Note" means that certain Promissory Note dated of even date herewith in the original principal amount of Eight Hundred Fifty Thousand and No/100 Dollars ($850,000.00) executed by Borrower in favor of the Bank, as the same may be amended, modified, restated, supplemented, renewed or extended or as the indebtedness evidenced thereby may be consolidated with other indebtedness, split, rearranged or recharacterized at any time or from time to time.

1.22              "Obligor" means, individually and collectively, Borrower, Guarantor and any other Person that is primarily or secondarily liable for the payment of the Loan.

1.23              "Permitted Indebtedness" means (a) the Loan and other Indebtedness to the Bank; and (b) other Indebtedness to which the Bank consents in writing from time to time.

1.24              "Permitted Lien" means (a) Liens arising under this Agreement; and (b) other Liens to which the Bank consents in writing from time to time.

1.25           "Person" means and includes a natural person including a child; any corporation, general or limited partnership, limited liability company, limited liability partnership, firm, company, trust, syndicate, unincorporated association, joint venture, group or association; the estate of an incompetent or deceased individual; an executor, administrator, guardian, conservator or other legal representative; a custodian, nominee or other individual or entity serving in a representative capacity; two (2) or more individuals having a joint or common economic interest, and all other groups and combinations; and any nation, group of nations, government or governmental department, agency or subdivision including authority, county, district and municipality.

1.26           "Proceeding" means any threatened, pending or completed action, suit, audit or other type of proceeding, whether civil, criminal·, administrative or investigative, formal or informal, and any appeal thereof, and whether at law, in equity or before any governmental agency, including actions in contract, strict liability, tort or otherwise; any hearing, inquiry or investigation; any mediation, arbitration or other alternative dispute resolution mechanism; any bankruptcy proceeding or creditor's reorganization or similar proceedings; and any appellate proceeding in connection with any of the foregoing.

1.27           "Property" means the real property and all improvements thereon located at 702 Tillman Place, Plant City, Florida 33566.

1.28           "Requirements of Law," "required by law," "in compliance with law," "in accordance with the requirements of law," and analogous expressions include any statute, law, ordinance, rule or regulation, whether foreign or domestic; court orders and court ordered warrants; or subpoenas or summons issued by a court, a grand jury, a governmental or tribal inspector general or an administrative body authorized by law to require the production of information or the taking of testimony.

1.29           "Responsible Officer" means the Manager, Chief Executive Officer, Chief Financial Officer or equivalent.

1.30           "Solvent" as used in relation to a Person as of a particular date, means that on that date (a) that Person is able to pay its debts and other liabilities, Contingent Obligations and other commitments as they mature in the normal course of business; (b) that Person does not intend to, and does not believe that it will, incur debts or liabilities beyond that Person's ability to pay as those debts and liabilities mature in their ordinary course; (c) that Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which that Person's assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which that Person is engaged or is to engage; (d) the fair value of the assets of that Person is greater than the total amount of liabilities, including contingent liabilities, of that Person; and (e) the present fair saleable value of the assets of that Person is not less than the amount that will be required to pay the probable liability of that Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that liabilities will be computed at the amount which, in light of all the facts and circumstances existing at that time, represents the amount that can reasonably be expected to become an actual or matured liability.

1.31           "Subsidiary" as used in relation to a Person, means (a) any corporation more than fifty percent (50%) of the outstanding securities having ordinary voting power of which are at the time owned or controlled, directly or indirectly, by such Person or by one or more of its affiliates; (b) any partnership, limited liability company, association, joint venture or other business enterprise more than fifty percent (50%) of the ownership interests having ordinary voting power of which are at the time owned or controlled, directly or indirectly, by such Person or by one or more of its affiliates; or (c) any other Person which for financial reporting purposes is consolidated or required to be consolidated with such Person in accordance with GAAP.

1.32           "Tax" means all taxes, assessments and contributions imposed by a Governmental Authority, including (a) federal, state and local income, sales, privilege, excise, use, charter, capital, documentary stamp and franchise taxes; (b) ad valorem real property taxes, tangible and intangible personal property taxes and general and special property assessments; (c) amounts required to be withheld from wages and other payments under federal, state and local law; (d) contributions required to be made under the Federal Insurance Contributions Act; (e) amounts required to be withheld and matching employer contributions for Medicare related payroll taxes; (f) Federal Unemployment Tax Act taxes and analogous state taxes; and (g) interest, late charges or penalties payable in respect of any of the foregoing.

2.           CREDIT FACILITY: $850,000.00 TERM LOAN

2.1         $850,000.00 Term Loan. The Bank agrees to provide a term loan to Borrower in an amount equal to Eight Hundred Fifty Thousand and No/100 Dollars ($850,000.00). The Loan shall be evidenced by the Note, which Borrower shall execute and deliver to the Bank at Closing. The advancement to Borrower by the Bank under the Note shall be made by the Bank by deposit to Borrower's designated account maintained at the Bank.

2.2         Interest Rate. Interest on the Loan shall accrue at the rate specified in the Note.

2.3         Repayment Terms. Payments of principal and interest due under the Loan, if not sooner declared to be due in accordance with the provisions of this Agreement, shall be due and payable in accordance with the terms specified in the Note.

2.4         Use of Proceeds. The proceeds of the Loan shall be used to purchase the Property.

3.	COLLATERAL

Repayment of the Loan and all of the obligations of Borrower to the Bank under this Agreement, the Note and the other Loan Documents shall be secured and collateralized by the following:

3.1         Real Property. All of the obligations under this Agreement, the Note and the other Loan Documents, whether presently existing or hereafter arising, shall be secured and collateralized by a first priority perfected lien on the Property, subject only to Permitted Liens, and shall be secured by all of Borrower's right, title and interest in and to all present and future rents, income, issues, profits, revenues, royalties, rights and benefits arising now and hereafter from the Property. In furtherance of same, Borrower shall execute and deliver to the Bank the Mortgage at Closing.

3.2         Guaranty. All of the obligations under this Agreement, the Note and the other Loan Documents, whether presently existing or hereafter arising, shall be guaranteed by Guarantor. In furtherance of same, Borrower shall cause Guarantor to execute and deliver to the Bank the Guaranty at Closing.

4.	REPRESENTATIONS AND WARRANTIES

When Borrower executes this Agreement, and until the Bank is repaid in full, Borrower hereby represents and warrants to the Bank that:

4.1         Organization: Requisite Power. Borrower is duly incorporated or organized, validly existing and in good standing or active status under the laws of its jurisdiction of formation. Borrower has all requisite corporate or limited liability company power and authority: (a) to own and lease its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted; (b) to execute and deliver this Agreement, the Note and any other Loan Documents to which it is a party; and (c) to carry out the provisions of this Agreement and any other Loan Documents to which it is a party. Borrower is duly qualified and is authorized to do business and is in good standing or active status in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which a failure to be so qualified or authorized would not have a Material Adverse Effect.

4.2         Authorization: Binding Obligation. All corporate or limited liability company action on the part of Borrower and its officers, directors, managers, shareholders, members and owners necessary for (a) the authorization of this Agreement and the other Loan Documents to which it is a party and (b) the performance of all obligations of Borrower hereunder and thereunder has been taken. This Agreement, the Note and the other Loan Documents, when executed and delivered, will be legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent conveyance or other similar statutes, rules, regulations or other laws affecting the enforcement of creditor rights and remedies generally.

4.3         Compliance with Law. Borrower is not in violation of or default under (a) any term of Borrower's Governing Documents; (b) any provision of any mortgage, indenture, agreement, instrument or contract to which Borrower is party or by which Borrower is bound; or (c) to Borrower's knowledge, any judgment, decree, order, writ, injunction, law, statute, rule, regulation or restriction of any Governmental Authority applicable to Borrower, which violation or default, individually or in the aggregate, could have a Material Adverse Effect.

4.4         Permits and Consents. Borrower has all franchises, permits, licenses, authorizations and approvals necessary for the conduct of Borrower's business as is now conducted or as proposed to be conducted, the lack of which could have a Material Adverse Effect, and reasonably believes that it can obtain, without undue burden or expense, any other franchises, permits, licenses, authorizations and approvals for the conduct of Borrower's business as presently conducted or as proposed to be conducted. No orders, permissions, consents, approvals or authorizations of any Governmental Authority are required to be obtained, and no registrations or declarations with any Governmental Authority are required to be filed, in connection with the execution and delivery of this Agreement and the other Loan Documents. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any permit or license, and there is no claim that any thereof is not in full force and effect. Also, the execution, delivery and performance by Borrower of each Loan Document to which it is or will be a party and the transactions contemplated thereunder do not require any approval of Borrower's shareholders or members, as applicable, or any approval or consent of any Person under any contract or agreement of Borrower, other than consents or approvals that have been obtained and that are still in force and effect or the lack of which could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

4.5         No Conflicts. The execution, delivery and performance of, and compliance with, this Agreement and the execution and delivery of the Note and the other Loan Documents will not, with or without the passage of time or giving of notice, (a) violate, be in conflict with or constitute a default under (i) any term of Borrower's Governing Documents, (ii) any provision of any mortgage, indenture, contract, agreement or instrument to which Borrower is party or by which Borrower is bound, or (iii) any judgment, decree, order, writ, injunction, law, statute, rule, regulation or restriction of any Governmental Authority applicable to Borrower; or (b) result in (i) the creation of any Lien upon any of the properties or assets of Borrower, other than Liens created by the Loan Documents, or (ii) the suspension, revocation, impairment, forfeiture or nonrenewal of any franchise, permit, license, authorization or approval applicable to Borrower, Borrower's business or operations or any properties or assets of Borrower.

4.6          Subsidiaries. Borrower has no Subsidiaries.

4.7          Financial Information. All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of the financial condition of Borrower, including, without limitation, all material contingent liabilities. Any financial statement(s) provided to the Bank have been prepared in accordance with GAAP, consistently applied, during the periods involved and fairly present in all material respects the financial position of Borrower as of the dates thereof and the results of Borrower's operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Since the date of the most recent financial statement(s) provided to the Bank, there has been no change, event, circumstance, condition or development that has had or could reasonably be expected to have a Material Adverse Effect in the business condition (financial or otherwise), operations, properties or prospects of Borrower or the Property.

4.8          Indebtedness. Borrower does not have any Indebtedness, except as set forth on the financial statement(s) of Borrower provided to the Bank and Permitted Indebtedness.

4.9          Title to Properties and Assets. Borrower has (a) good and marketable title to its properties and assets (including, without limitation, the properties and assets reflected on the balance sheet included in the most recent financial statement(s) of Borrower provided to the Bank), free and clear of all Liens, except for Permitted Liens; and (b) good and marketable fee simple title to the Property, free and clear of all Liens, except for Permitted Liens.

4.10        Leases. Other than the Leases set forth on Schedule 1.14, Borrower has not entered into any leases, subleases or other arrangements, whether written or oral, for occupancy of space within the Property by any other Person.

4.11        Zoning. The Property conforms to all zoning, platting, subdivision and other governmental laws, codes and regulations of all Governmental Authorities and also to any covenants, conditions and restrictions contained in any deed or deeds or other instruments covering or affecting all or any portion of the Property. Borrower has received no notice from any Governmental Authority having jurisdiction over any aspect of the Property, or from any other Person, that the Property is not in full compliance with all laws, codes, ordinances and regulations to the extent presently applicable to the Property.

4.12        Insurance. Borrower has obtained, and maintained in effect, the insurance coverage required under Section 9.3 of this Agreement.

4.13        Litigation. There is no claim, action, suit, Proceeding or investigation pending or, to Borrower's knowledge, currently threatened against Borrower, or all or any portion of the Property, that (a) is reasonably expected to have a Material Adverse Effect or (b) challenges the validity of this Agreement or any other Loan Document or any transaction contemplated hereby or thereby.

4.14        Taxes. Borrower has timely filed all tax returns, reports, declarations, statements and other information required by law to be filed with or supplied to any taxing authority with respect to the Taxes owed by Borrower (the "Tax Returns"), and all such Tax Returns are correct and complete in all material respects. All Taxes due and payable on or before the Closing Date have been paid or will be paid prior to the time they become delinquent.

4.15        Government Regulations. No executive officer, director, manager, shareholder, member or owner of Borrower is a director, executive officer or principal shareholder of the Bank.

4.16          Solvency. Borrower is, and after consummation of the transactions contemplated by this Agreement, will be Solvent. None of the transactions contemplated by this Agreement will be or have been made with an actual intent to hinder, delay or defraud any present or future creditor of Borrower, and Borrower has received fair and reasonably equivalent value in good faith for the grant of the security interests and other Liens effected by the Loan Documents.

4.17          Commercial Purposes. The Loan is not a "consumer transaction" as defined in the Florida Uniform Commercial Code, and none of the Collateral for the Loan was or will be purchased or held primarily for personal, family or household purposes.

4.18          Disclosure. Neither this Agreement (including disclosure schedules) nor any financial statements or any factual information delivered to the Bank by or on behalf of Borrower in connection with the Loan contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will fail to state a material fact necessary in order to make the statements contained therein or herein not materially misleading.

4.19          Brokers. There have been no brokers, salespersons or finders engaged for this transaction or entitled to a fee or a commission for this transaction. Borrower shall indemnify and hold the Bank harmless from any loss or damage for any fees or commissions, liabilities, costs or expenses claimed by or in any way arising out of any claims by any broker, salesperson or finder claiming by, through or on behalf of Borrower.

5.	DISBURSEMENT OF LOAN PROCEEDS

In addition to all other conditions precedent stated in this Agreement, the Bank is not obligated to disburse any proceeds of the Loan to Borrower under this Agreement unless each of the following conditions precedent is satisfied, which conditions precedent inure solely to the benefit of and may be waived only in writing by the Bank:

5.1            Loan Documents. All Loan Documents shall have been duly executed and delivered to the Bank.

5.2            Liens. The Liens in favor of the Bank created by the Mortgage and the Loan Documents shall have been duly perfected and shall constitute first priority Liens, and the Collateral which is the subject of such Liens shall be free and clear of all Liens, other than Liens in favor of the Bank and Permitted Liens.

5.3            No Default. No event of default under this Agreement, the Note or the other Loan Documents on the part of Borrower or Guarantor, whether separately or together, shall exist or be continuing.

5.4            No Material Adverse Effect. Since the date of the most recent financial statement(s) provided to the Bank, there has been no change having a Material Adverse Effect on all or any portion of the Property or the business condition (financial or otherwise) of Borrower, taken as a whole.

5.5            Other Requirements. Borrower shall have satisfied all other requirements and conditions, if any, to the Bank's obligation to disburse such proceeds specified in this Agreement and as otherwise commercially reasonably requested by the Bank.

6.	CONDITIONS PRIOR TO CLOSING

In addition to satisfaction in full of the requirements set forth in Section 5, the following conditions precedent shall be completely satisfied prior to the first advance of Loan proceeds under this Agreement, which conditions precedent inure solely to the benefit of and may be waived only in writing by the Bank:

6.1         Governing Documents. Borrower shall have delivered the following to the Bank:

(a)       A certificate of the Secretary of State from the state of incorporation or organization of Borrower, dated as of a date not more than five (5) business days before the Closing Date, with respect to the good standing or active status of Borrower.

(b)       A certificate of the Secretary, Manager, Member or General Partner (as applicable) of Borrower, dated the Closing Date, certifying (i) an attached copy of Borrower's Governing Documents; (ii) resolutions of the board of directors and shareholders, the managers and members or the partners (as applicable) approving this Agreement and the Loan Documents; and (iii) the incumbency of the officers, managers and/or partners (as applicable).

6.2       Mortgage. Borrower shall have executed and delivered to the Bank the Mortgage, in a form acceptable to the Bank in its sole discretion.

6.3       Guaranty. Guarantor shall have executed and delivered to the Bank the Guaranty, in a form acceptable to the Bank in its sole discretion.

6.4       Appraisal. The Bank shall have obtained an appraisal of the Property, which appraisal shall be satisfactory to the Bank in all respects, with a maximum loan-to-value of fifty percent (50%).

6.5       Title Insurance. Borrower shall have furnished to the Bank a mortgagee title insurance commitment issued by a company licensed to do business in the state in which the Property is located and otherwise acceptable to the Bank, with coverages acceptable to the Bank, on the ALTA standard policy form approved for use in Florida, in the amount of the Loan and showing the requirements for insuring the Mortgage to be in a first lien position on the Property, free and clear from any and all defects and encumbrances, except as the Bank shall approve in its sole and absolute discretion.

6.6       Flood Hazard. The Bank shall have received evidence that the Property is not located in an area designated by the Secretary of Housing and Urban Development as a special flood hazard area or flood hazard insurance acceptable to the Bank in its sole discretion.

6.7       Environmental Due Diligence. The Bank shall have received evidence that the Property complies with all applicable laws and regulations pertaining to the protection and preservation of the environment and that no portion of the Property has any asbestos, any material that contains asbestos or any other material subject to regulation by any local, state or federal governmental authority. Such evidence may include, without limitation, the Bank's environmental checklist, environmental assessment or a Phase I Environmental Assessment of the Property and any improvements which has been prepared by an environmental engineer satisfactory to the Bank, in its sole and absolute discretion, who shall conduct soil and chemical testing, addressing the probability of toxic or hazardous wastes on, at or adjacent to the Property (in soil or water), taking into consideration the history of the Property and any improvements and its uses, adjacent land uses and the results of a site inspection by such engineer, and certifying that there are no hazardous or toxic wastes on or at the Property. Such Phase I Environmental Assessment shall be performed in accordance with the most recent promulgated standards of the

American Society for Testing and Materials ("ASTM's") for Environmental Site Assessments for Commercial Real Estate (ASTM Designation E 1527 and 1528). If any such evidence discloses the existence or probable existence of any toxic or hazardous wastes or asbestos of any quantity on or at the Property and any improvements, then the Bank may, in its sole and absolute discretion, require additional soil, water or asbestos sampling and analysis (also referred to as a Phase II Environmental Assessment).

6.8                 Zoning. If the title insurance policy delivered pursuant to this Agreement does not include a zoning endorsement, then Borrower shall have furnished to the Bank a legal opinion or zoning letter as to compliance of the Property with zoning and similar laws.

6.9                 Insurance. Borrower shall have delivered to the Bank evidence of insurance coverage, as required in Section 9.3 of this Agreement.

6.10               Survey. Borrower shall have furnished an ALTA plat survey of the Property prepared and certified by a surveyor licensed in the state in which the Property is located and otherwise satisfactory to the Bank, in quadruplicate, showing, through the use of course bearings and distances (a) the dimensions and locations of all easements and roads or rights of way and set back lines, if any, affecting the Property; (b) the dimensions, boundaries and square footage of any improvements on the Property; (c) that all foundations and other structures are within the lot lines and in compliance with any restrictions of record or ordinances relating to the location thereof; (d) the dimensions of all buildings and improvements, if any, and distance of such buildings and improvements from the lot lines; (e) no encroachments by any improvements located on adjoining property; (f) whether or not the Property is located within a flood plain or flood hazard area; (g) the location of the adjoining streets and utilities and the distance and name of the nearest intersecting streets; (h) the dimensions and locations of all parking areas, if any; and (i) such additional information which may be required by the Bank.

6.11               Payment of Fees. Payment of all fees, expenses and other amounts due and owing to the Bank, including, without limitation, those fees and expenses described in Section 7 of this Agreement.

6.12               Leases; Subordination, Non-Disturbance and Attornment Agreements. Borrower shall have delivered to, or caused to be delivered to, the Bank (a) an executed copy of each Lease set forth on Schedule 1.14 and (b) a fully executed subordination, non-disturbance and attornment agreement for each Lease set forth on Schedule 1.14, in form and substance acceptable to the Bank in its sole discretion.

6.13               Equity Requirement. The Bank shall have received evidence satisfactory to the Bank in its sole and absolute discretion of a minimum cash equity investment in the Property by an equity provider satisfactory to the Bank in an amount required by the Bank for purposes of satisfying the Bank's loan to value requirement with respect to the Loan.

6.14               Other Requirements. Borrower shall have executed and delivered to the Bank any and all agreements and other documentation and take any and all actions commercially reasonably requested by the Bank.

7.	FEES AND EXPENSES

7.1                 Fees and Expenses. Borrower agrees to pay all reasonable out of pocket costs and expenses incurred by the Bank in connection with making the Loan. Such costs and expenses include, but are not limited to, the reasonable fees, charges and disbursements of the Bank's counsel (including in house counsel) in connection with the preparation, administration and enforcement of the Loan Documents executed in connection with the Loan.

7.2               Field Examinations and Appraisals. Borrower agrees to reimburse the Bank for the out of pocket cost of periodic field examinations of Borrower's books, records and Collateral, and appraisals of the Collateral, at such intervals as the Bank may reasonably require, but not more than once per twelve (12) month period in the absence of an Event of Default (as hereinafter defined). The actions described in this paragraph may be performed by employees of the Bank or by independent appraisers.

8.	DISBURSEMENTS AND PAYMENTS

8.1           Disbursements and Payments.

(a)           Each payment by Borrower under this Agreement will be made in U.S. Dollars and immediately available funds by debit to a deposit account, as described in this Agreement or otherwise authorized by Borrower.

(b)           For any payment under this Agreement made by debit to a deposit account, Borrower will maintain sufficient immediately available funds in the deposit account to cover each debit. If there are insufficient immediately available funds in the deposit account on the date the Bank enters any such debit authorized by this Agreement, then the Bank may reverse the debit.

(c)           Each disbursement by the Bank and each payment by Borrower will be evidenced by records kept by the Bank.

8.2          Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, a Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank's lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

8.3          Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a three hundred sixty (360) day year and the actual number of days elapsed.

8.4          Limitation of Interest and Other Charges. Nothing herein, nor any transaction related hereto, shall be construed to operate so as to require Borrower to pay interest at a greater rate than shall be lawful. Should any interest or other charges paid by Borrower in connection with the Loan evidenced by this Agreement result in computation or earning of interest in excess of the maximum contract rate of interest which is legally permitted under applicable Florida law or federal preemption statute, then any and all such excess is hereby waived by the Bank and shall be automatically credited against and in reduction of the balance due under the Loan, and any portion which exceeds such balance shall be paid by the Bank to Borrower. Anything contained herein to the contrary notwithstanding, if, for any reason, the effective rate of interest on the Loan should exceed the maximum lawful rate, the effective rate shall be deemed reduced to and shall be such maximum lawful rate. To the extent permitted by the law, all sums paid or agreed to be paid to the Bank for the use, forbearance or detention of the Indebtedness evidenced by this Agreement shall be amortized, prorated, allocated and spread throughout the full term of the Loan. When determining the maximum legal contract rate of interest allowed to be contracted for by applicable law as changed from time to time, unless otherwise prescribed by law, interest shall be calculated on the basis of a three hundred sixty (360) day year for actual days elapsed.

9.	COVENANTS

Borrower covenants and agrees, so long as any amount is owed to the Bank or the Bank is obligated or may elect to make advances of principal under this Agreement, the Note or any other Loan Document, and until such time as the Bank is repaid in full:

9.1          Financial Information. At all times that any debt, liability or obligation is owed to the Bank by Borrower under this Agreement, the Note or any of the other Loan Documents, unless the Bank otherwise consents in writing, Borrower will maintain for itself a system of accounting established and administered in accordance with GAAP, consistently applied, and shall furnish to the Bank or cause to be furnished to the Bank:

(a)         Within seventy-five (75) days of the fiscal year end of Borrower, the annual consolidated and consolidating financial statements of Borrower certified and dated by a Responsible Officer of Borrower. The annual consolidated and consolidating financial statements shall include, at a minimum, a balance sheet and the related income statement and changes in stockholders' equity and cash flow of Borrower and any Subsidiaries of Borrower. These annual consolidated and consolidating financial statements shall also include any footnotes, supporting schedules and consolidating statements, if applicable. These annual financial statements shall be due commencing with the fiscal year ending December 31, 2021.

(b)         Within seventy-five (75) days of the fiscal year end of Borrower, an operating statement for the Property, certified and dated by a Responsible Officer of Borrower.

(c)         Within seventy-five (75) days of the fiscal year end of Borrower, a copy of the annual rent roll (including expenses) of the Property, certified and dated by a Responsible Officer of Borrower.

(d)         Within one hundred twenty (120) days of the calendar year end and in any event within twelve (12) months from the last submission of a personal financial statement from Guarantor, Guarantor shall provide a personal financial statement to the Bank, in a form and with reasonable detail acceptable to the Bank and certified and dated by Guarantor. Each personal financial statement provided to the Bank shall be accompanied by a certification of Guarantor certifying that, to his or her knowledge, no Event of Default has occurred under this Agreement or, if an Event of Default has occurred, specifying such default with detail.

(e)          As soon as practical and, in any event, within thirty (30) days of filing, copies of the federal income tax returns (including all schedules) of Borrower and Guarantor and, if requested by the Bank, copies of any extensions of the filing date.

(f)          Within seventy-five (75) days of the calendar year end, Borrower shall deliver to the Bank a compliance certificate executed by a Responsible Officer of Borrower and setting forth (i) the information and computations (in sufficient detail) to establish that Borrower is in compliance with all financial covenants set forth in Section 9.2 as of such calendar year end and (ii) whether there exists, as of the date of the certificate, any Event of Default under this Agreement and, if any such Event of Default exists, specifying the nature thereof and the action Borrower is taking and proposes to take with respect thereto.

(g)         Borrower shall furnish, and shall cause Guarantor to furnish, such other information, including non-financial information, as the Bank may from time to time reasonably request within five (5) days of such request.

9.2          Debt Service Coverage Ratio. Borrower shall maintain a Debt Service Coverage Ratio of at least 1.15:1.00. The Debt Service Coverage Ratio shall be calculated at the end of each calendar year, commencing with the calendar year ending December 31, 2023 and continuing thereafter, using the results of the calendar year then ending. If Borrower shall not maintain a Debt Service Coverage Ratio of at least 1.15:1.00 as set forth in this Section 9.2, Borrower shall, within thirty (30) days after written notice from the Bank to Borrower, make a payment on the outstanding principal balance of the Loan in an amount required for Borrower to maintain a Debt Service Coverage Ratio of at least 1.15:1.00 as set forth in this Section 9.2.

9.3           Insurance.

(a)          Borrower shall maintain the insurance in accordance with the insurance requirements set forth on Schedule 9.3 attached hereto.

(b)         All policies of insurance required by the Bank must be issued by companies approved by the Bank and licensed to transact business in the state in which the Property is located and otherwise be acceptable to the Bank as to amounts, limits, forms, risk coverages and deductibles. Each policy shall provide for at least thirty (30) days prior notice to the Bank of any cancellation thereof. The insurance must include a lender's loss payable endorsement in favor of the Bank in a form acceptable to the Bank. Upon the request of the Bank, Borrower will deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

(c)         If Borrower fails to keep any such coverage in effect while the Loan is outstanding, then the Bank may procure the coverage at Borrower's expense. Borrower will reimburse the Bank within ten (10) days, for all premiums paid by the Bank, which amounts may be added to the principal balance of the Loan and shall bear interest at the Default Rate (as hereinafter defined).

9.4           Bank as Principal Depository. Borrower and Guarantor shall maintain the Bank or one of its affiliates as its principal depository bank, including for the maintenance of business, cash management, operating, disbursement, lockbox and administrative deposit accounts.

9.5           Compliance with Law. Borrower shall comply in all material respects with all Requirements of Law.

9.6           Preservation of Rights , Permits. Borrower shall (a) preserve and maintain its corporate or limited liability company existence, rights, franchise and privileges in the jurisdiction of its formation; and (b) maintain all registrations, licenses, consents, approvals and authorizations from and with any Governmental Authority necessary or material to the conduct of its business.

9.7           Payment of Indebtedness to the Bank; Performance of Other Covenants: Payment of Other Indebtedness. Borrower shall, subject to applicable notice and grace periods, (a) make full and timely payment of the principal and interest on the Indebtedness owed under this Agreement; (b) duly comply with all terms and covenants contained in this Agreement and the other Loan Documents; and (c) make full and timely payment of all other Indebtedness of Borrower to the Bank, whether now existing or hereafter arising.

9.8           Maintenance of Property. Borrower shall maintain, or cause to be maintained, its property, including, without limitation, the Property, in good condition and repair and, from time to time, make all necessary and proper repairs, renewals, replacements, additions and improvements thereto.

9.9                Notices to the Bank. Borrower shall promptly notify the Bank in writing of (a) any Event of Default under this Agreement or any event which, with notice or lapse of time or both, would constitute an Event of Default; (b) the commencement or any material change in the nature or status of any Proceeding that may involve a claim for damages, injunctive relief, enforcement or other relief pending, being instituted or threatened by, against or involving Borrower, or the institution of any attachment, levy, execution or other process by or against any assets of Borrower, including, without limitation, the Property, which might impair the conduct of Borrower's business or might adversely affect financially or otherwise its business, operations, properties, conditions or prospects; or (c) any change in Borrower's name, legal structure, state of incorporation or organization, place of business or chief executive office if Borrower has more than one place of business.

9. 10             Taxes. Borrower shall pay, or cause to be paid when due, subject to any permitted extensions, all Taxes.

9.11             Change in Control. Borrower shall not cause, permit or suffer any Change in Control.

9.12             Books and Records. Borrower shall maintain adequate books and records and allow the Bank and its agents, at the Bank's expense and after reasonable advance written notice to Borrower, to examine, audit and make copies of books and records at any reasonable time. If any of Borrower's books or records are in the possession of a third party, then Borrower authorizes that third party to permit the Bank or its agents to have access to perform examinations or audits and to respond to the Bank's requests for information concerning such books and records.

9.13             Performance of Acts. Upon request by the Bank, Borrower shall perform all acts which may be necessary or advisable to perfect any lien or security interest provided for in this Agreement or to carry out the intent of this Agreement.

9.14             Other Indebtedness. Borrower shall not have outstanding or incur any Indebtedness or become liable for Indebtedness other than Permitted Indebtedness, without the Bank's written consent.

9.15             Other Liens. Borrower shall not create, assume or allow any Lien on the Collateral, or on any other real or personal property Borrower now or later owns, except (a) Liens and security interests in favor of the Bank, and (b) Permitted Liens.

9.16             No Distributions or Redemptions Upon Event of Default. Borrower shall not (a) declare or pay any dividend, distribution or similar type payment to any shareholder or member of Borrower if an Event of Default shall exist or be continuing (or would be caused by, or result from, such dividend, distribution or similar type payment being made); or (b) redeem any equity interest of any shareholder or member of Borrower if an Event of Default shall exist or be continuing (or would be caused by, or result from, such redemption being made).

9.17             Flood Insurance. Borrower shall pay for any flood insurance determination for the Property conducted by the Bank or its representatives or agents. If, at any time, the Property is located in an area designated by the Secretary of Housing and Urban Development as a special flood hazard area, Borrower shall maintain flood hazard insurance for the Property acceptable to the Bank in its commercially reasonable discretion. If the Bank procures flood hazard insurance on behalf Borrower, Borrower will reimburse the Bank, on demand, for all premiums paid by the Bank, which amounts may be added to the principal balance of the Loan and shall bear interest at the Default Rate.

9.18             Direct Debit. All payments by Borrower on the Loan shall be made by debit to a deposit account maintained by Borrower with the Bank.

9.19               Leases: Subordination, Non-Disturbance and Attornment Agreements. Following the Closing Date, Borrower shall deliver to the Bank an executed copy of each Lease immediately upon execution thereof and shall deliver to the Bank a fully executed subordination, non-disturbance and attornment agreement for each Lease, in form and substance acceptable to the Bank in its sole discretion, simultaneously with entering into any Lease.

9.20              Leases. Borrower shall not amend, modify or terminate any of the Leases set forth on Schedule 1.14 without the prior written consent of the Bank and shall not enter into any Lease not set forth on Schedule 1.14 without the prior written consent of the Bank.

9.21               Loan-to-Value: Principal Reduction Payment. At all times, Borrower shall maintain a maximum loan-to-value ratio of fifty percent (50%), calculated using the outstanding principal balance of the Loan and any accrued interest on the Loan as the numerator and the "as-is" appraised value set forth in the most recent appraisal of the Property obtained by the Bank as the denominator. If at any time Borrower does not maintain a loan-to-value ratio as described in this Section 9.21, then Borrower shall make a principal payment on the Loan in an amount sufficient to yield a loan-to-value ratio of fifty percent (50%), calculated as described in this Section 9.21.

9.22               Subsidiaries. Borrower shall not cause, or permit to occur, any of the prohibited actions described in this Section 9 by any Subsidiary.

10.	HAZARDOUS SUBSTANCES

10.1        Indemnity Regarding Hazardous Substances. Borrower agrees to indemnify and hold the Bank harmless from and against all liabilities, claims, actions, foreseeable and unforeseeable, consequential damages, costs and expenses (including sums paid in settlement of claims and all consultant, expert and legal fees and expenses of the Bank's counsel) or loss directly or indirectly arising out of or resulting from any of the following:

(a)                Any Hazardous Substance being present at any time, whether before, during or after any construction, in or around any part of the Property, or in the soil, groundwater or soil vapor on or under the Property, including those incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work, or any resulting damages or injuries to the person or property of any third parties or to any natural resources.

(b)                Any use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a Hazardous Substance. This indemnity will apply whether the Hazardous Substance is on, under or about any of Borrower's property or operations or any property leased to Borrower, whether or not the property has been taken by the Bank as collateral.

Upon demand by the Bank, Borrower will defend any investigation, action or proceeding alleging the presence of any Hazardous Substance in any such location, which affects the Property or which is brought or commenced against the Bank, whether alone or together with Borrower or any other person, all at Borrower's sole cost and by counsel to be approved by the Bank in the exercise of its reasonable judgment. In the alternative, the Bank may elect to conduct its own defense at the reasonable expense of Borrower. Borrower's obligations to the Bank under this Section 10 shall survive termination of this Agreement and repayment of the Loan.

10.2          Representation and Warranty Regarding Hazardous Substances. Before executing this Agreement, Borrower researched and inquired into the previous uses and ownership of the Property.

Based on that due diligence, Borrower represents and warrants that no Hazardous Substance has been disposed of or released or otherwise exists in, on, under or onto the Property.

10.3              Compliance Regarding Hazardous Substances. Borrower has complied, and will comply and cause all occupants of the Property to comply, with all current and future laws, regulations and ordinances or other requirements of any Governmental Authority relating to or imposing liability or standards of conduct concerning protection of health or the environment or Hazardous Substances (the "Environmental Laws"). Borrower shall promptly, at Borrower's sole cost and expense, take all reasonable actions with respect to any Hazardous Substances or other environmental condition at, on or under the Property necessary to: (a) comply with all applicable Environmental Laws; (b) allow continued use, occupation or operation of the Property; or (c) maintain the fair market value of the Property. Borrower acknowledges that Hazardous Substances may permanently and materially impair the value and use of the Property.

10.4              Notices Regarding Hazardous Substances. Until full repayment of the Loan, Borrower will promptly notify the Bank in writing if it knows, suspects or believes there may be any Hazardous Substance in or around the Property, or in the soil, groundwater or soil vapor on or under the Property, or that Borrower or the Property may be subject to any threatened or pending investigation by any Governmental Authority under any current or future law, regulation or ordinance pertaining to any Hazardous Substance.

10.5               Site Visits. Observations and Testing. The Bank and its agents and representatives will have the right at any reasonable time, after giving reasonable notice to Borrower, to enter and visit the Property, and any other locations where any personal property collateral securing this Agreement is located, for the purposes of observing the Property and the personal property collateral, taking and removing environmental samples and conducting tests on any part of the Property. Borrower shall reimburse the Bank on demand for the costs of any such environmental investigation and testing, for up to one (1) time during each twelve (12) month period of the Loan. The Bank will make reasonable efforts during any site visit, observation or testing conducted pursuant this Section 10.5 to avoid interfering with Borrower's use of the Property and the personal property collateral. The Bank is under no duty, however, to visit or observe the Property or the personal property collateral or to conduct tests, and any such acts by the Bank will be solely for the purposes of protecting the Bank's security and preserving the Bank's rights under this Agreement. No site visit, observation or testing or any report or findings made as a result thereof (each an "Environmental Report") will (a) result in a waiver of any default of Borrower; (b) impose any liability on the Bank; or (c) be a representation or warranty of any kind regarding the Property or the personal property collateral (including its condition or value or compliance with any laws) or the Environmental Report (including its accuracy or completeness). In the event the Bank has a duty or obligation under applicable laws, regulations or other requirements to disclose an Environmental Report to Borrower or any other party, Borrower authorizes the Bank to make such a disclosure. The Bank may also disclose an Environmental Report to any regulatory authority and to any other parties as necessary or appropriate in the Bank's judgment. Borrower further understands and agrees that any Environmental Report or other information regarding a site visit, observation or testing that is disclosed to Borrower by the Bank or its agents and representatives is to be evaluated (including any reporting or other disclosure obligations of Borrower) by Borrower without advice or assistance from the Bank.

11.	DEFAULT

The occurrence of any one or more of the following events shall constitute an event of default (an "Event of Default") under this Agreement:

11.1               Failure to Pay. Any Obligor fails to make a payment under this Agreement, the Note or any other Loan Document when due.

11.2               Other Default. Any Obligor defaults in the performance or observance of any covenant, condition, requirement, provision or agreement contained in this Agreement or any of the other Loan Documents.

11.3               Cross Default. A default or event of default occurs under any present or future Indebtedness of any Obligor to the Bank not evidenced by this Agreement or any of the other Loan Documents or a default occurs under any guaranty or security document executed by any Person in connection therewith, and any such default or event of default continues beyond the expiration of any applicable grace or cure period. An Event of Default under this Agreement shall constitute a default under any other Indebtedness, guaranty or agreement that such Obligor has entered into with the Bank.

11.4               Representation or Warranties. Any (a) representation or warranty made or deemed made by or on behalf of any Obligor to the Bank under or in connection with this Agreement or any of the Loan Documents, or (b) certificate or information delivered by or on behalf of any Obligor to the Bank in connection with this Agreement or any of the Loan Documents is false in any material respect on the date as of which made or deemed to be made.

11.5               Other Indebtedness. Failure of any Obligor to pay when due any Indebtedness, subject to any permitted grace or cure period; or the default by any Obligor in the performance of any term, provision or condition contained in any agreement or agreements under which any such Indebtedness was created or is governed (or the occurrence of any other event or existence of any other condition) the effect of which is to cause, or permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity, subject to any permitted grace or cure period; or any such Indebtedness of such Obligor is declared to be due and payable, or required to be prepaid, or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or such Obligor fails to pay, or admits in writing such Obligor's inability to pay, its debts generally as they become due.

11.6               Insolvency: Voluntary Proceedings. Any Obligor (a) has an order for relief entered with respect to such Obligor under the federal bankruptcy laws as now or hereafter in effect; (b) makes an assignment for the benefit of creditors; (c) applies for, seeks, consents to or acquiesces in the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for such Obligor or any substantial portion of such Obligor's property; (d) institutes any Proceeding seeking an order for relief under the federal bankruptcy laws as now or hereafter in effect, or seeking to adjudicate such Obligor as bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of such Obligor or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or fails to file an answer or other pleading denying the material allegations of any such Proceeding filed against it; (e) takes any corporate or entity action to authorize or effect any of the foregoing provisions of this Section 11.6; or (f) fails to contest in good faith any appointment or Proceeding described in this Section 11.6.

11.7               Insolvency: Involuntary Proceedings. Without the application, approval or consent of the Bank, a receiver, trustee, examiner, liquidator or similar official is appointed for any Obligor or any substantial portion of such Obligor's property, or a Proceeding described in Section 11.6 is instituted against any Obligor, and such appointment continues undischarged or such Proceeding continues undismissed or unstayed for a period of sixty (60) consecutive days.

11.8               Judgments. Any Obligor fails (a) to pay, bond or otherwise discharge one or more monetary judgments entered against such Obligor or orders for the payment of money, or (b) to pay, bond or otherwise discharge one or more non-monetary judgments entered against such Obligor or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being contested in good faith by an appropriate Proceeding.

11.9             Attachment. There is any attachment, sequestration or similar proceedings against any Obligor's property, including, without limitation, the Property.

11.10	Change in Control. The occurrence of a Change in Control.

11.11	Mortgage. The Mortgage, or any portion thereof, ceases to be in full legal force and effect.

11.12         Guaranty. If (a) Guarantor dies or is declared incompetent; or (b) Guarantor denies or disaffirms its, his or her obligations under the Guaranty or terminates the Guaranty.

11.13          Dissolution; Liquidation; Merger. consolidation or similar event of any Obligor.

There is a dissolution, liquidation, merger,

11.14         Material Adverse Change. A material adverse change occurs, or is reasonably likely to occur, in the business condition (financial or otherwise), operations, properties, prospects or ability to repay the Loan of Borrower.

11.15	Sale of Property. Any Obligor sells all or any interest in the Property.

11.16          Deterioration of Collateral. There is an impairment or a deterioration of the value of the Collateral, as determined in the Bank's reasonable discretion.

11.17          Insecurity. If any other act or circumstances leading the Bank to deem itself insecure, as determined by the Bank in its commercially reasonable discretion, shall have occurred or is continuing.

12.	REMEDIES

12.1             Remedies Upon Event of Default. If an Event of Default occurs and is continuing, the Bank may declare all amounts previously advanced to Borrower under this Agreement and any or all other Indebtedness owed by Borrower to the Bank, whether direct or indirect, contingent or certain, and all interest accrued and unpaid thereon, to be immediately due and payable without presentment, demand, protest or further notice of any kind (all of which hereby are expressly waived), which, unless otherwise provided in the applicable Loan Documents, shall thereupon bear interest at the maximum rate permitted under applicable law (the "Default Rate"), and the Bank may thereupon institute Proceedings to collect the same.

12.2             Remedies Cumulative. The Bank shall have, in addition to the rights and remedies contained in this Agreement and the other Loan Documents, all of the rights and remedies of a creditor and, to the extent applicable, of a secured party, now or hereafter available at law or in equity. The Bank may, at its option, exercise any one or more of such rights and remedies individually, partially or in any combination from time to time, including, to the extent applicable, before the occurrence of an Event of Default. No right, power or remedy conferred upon the Bank by the Loan Documents shall be exclusive of any other right, power or remedy referred to therein or now or hereafter available at law or in equity.

13.	ENFORCING THIS AGREEMENT; MISCELLANEOUS

13.1            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Florida. To the extent that the Bank has greater rights or remedies under federal law, whether as a national bank or otherwise, this paragraph shall not be deemed to deprive the Bank of such rights and remedies as may be available under federal law.

13.2            Successors and Assigns. This Agreement is binding on Borrower and the Bank's successors and assignees. Borrower agrees that it may not assign this Agreement without the Bank's prior written consent.

13.3            Cross Default. Borrower hereby agrees that the occurrence of an Event of Default(s) under this Agreement shall be deemed a default under all other loans and loan commitments between Borrower and the Bank or an affiliated entity of the Bank.

13.4            Attorneys' Fees. Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement, the Note and the other Loan Documents and in connection with any amendment, waiver, "workout" or restructuring to any of the foregoing. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys' fees incurred by the Bank related to the preservation, protection or enforcement of any rights of the Bank in such a case.

13.5            Set-Off. In addition to any rights and remedies of the Bank provided by law, upon the occurrence and during the continuance of any Event of Default under this Agreement, the Bank is authorized, at any time, to set-off and apply any and all deposits of Borrower held by the Bank against any and all Indebtedness owing to the Bank. The set-off may be made irrespective of whether or not the Bank shall have made demand under this Agreement and may be made without prior notice to Borrower or any other party, any such notice being waived by Borrower (on its own behalf and on behalf of each Obligor) to the fullest extent permitted by law. The Bank agrees promptly to notify Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

13.6             Indemnification. Borrower agrees to indemnify the Bank, its officers, directors, employees, representatives and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other Proceeding (whether or not the Bank is a party thereto) related to the entering into and/or performance of any of the Loan Documents, or the use of proceeds of the Loan, or the consummation of any other transactions contemplated in any of the Loan Documents, including the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other Proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of gross negligence or willful misconduct on the part of the Person to be indemnified). The provisions of this section survive the repayment of the Note and the termination of this Agreement or any of the other Loan Documents for the applicable period of limitations imposed by law.

13.7             Documentary Stamp Tax. Borrower agrees to defend, indemnify and hold the Bank harmless from and against any and all liability for documentary excise taxes and intangible taxes

(together with all interest, penalties, costs and reasonable attorneys' fees incurred in connection therewith) that at any time may be levied, assessed or imposed by the State of Florida or any other Governmental Authority (a) upon the Note or any of the other Loan Documents, (b) upon any amendment, extension or renewal of any of the foregoing, or (c) upon the Bank by virtue of owning or holding any of the foregoing documents or instruments; all of which shall be secured by the security interest or other Lien granted in favor of the Bank in the Collateral. The provisions of this section survive the repayment of the Note and the termination of this Agreement or any of the other Loan Documents for so long as any claim may be asserted by the State of Florida or any other Governmental Authority.

13.8        Cumulative Remedies. Each and every right, remedy and power granted to the Bank under this Agreement and the other Loan Documents is cumulative and in addition to any other right, remedy or power herein or therein specifically granted, now or hereafter existing in equity, at law, by virtue of statute, by agreement or otherwise, and may be exercised by the Bank from time to time concurrently or independently and as often and in such order as the Bank may deem expedient.

13.9        Notices. Unless otherwise provided in this Agreement or in another agreement between the Bank and Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or to such other addresses as the Bank and Borrower may specify from time to time in writing. Notices and other communications shall be effective (a) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, or (b) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

13.10      Waiver.

(a)               The failure of the Bank (i) to insist upon or enforce strict performance of any provision of this Agreement or any of the other Loan Documents; or (ii) to exercise any right, power or authority under this Agreement, any of the other Loan Documents or any right, power or remedy available to the Bank at law, shall not be construed as a waiver, renouncement or relinquishment of the Bank's right to assert or rely upon that provision, right, power or authority, and that provision, right, power or authority shall continue in full legal force and effect without waiver, renouncement or relinquishment. No waiver by the Bank of any provision of this Agreement or any of the other Loan Documents shall be binding unless in writing and signed by the Bank. No waiver by the Bank of any provision of this Agreement or any of the other Loan Documents constitutes a waiver of any other provision of this Agreement or such Loan Document, as the case may be, whether or not similar, nor shall any waiver constitute a continuing waiver, unless otherwise expressly provided. Any failure or delay on the part of the Bank in exercising any such right, remedy or power, or abandonment or discontinuance of steps to enforce the same, does not operate as a waiver thereof or affect the Bank's right thereafter to exercise the same, and any single or partial exercise of any such right, remedy or power does not preclude any other or further exercise thereof or the exercise of any other right, remedy or power.

(b)               The receipt by the Bank of any sum of money under this Agreement with knowledge of the breach of any term, covenant or provision of this Agreement shall not be deemed a waiver of such breach. No payment by Borrower or receipt by the Bank of a lesser amount than any sum of money herein stipulated shall be deemed to be other than on account of such stipulated sum, nor shall any endorsement or statement on any check, or any letter accompanying any check, be deemed an accord and satisfaction and the Bank may accept such payment or check without prejudice to the Bank's right to recover the balance of any payment or other monies under this Agreement or pursue any of the remedies under this Agreement and any of the other Loan Documents.

(c)               No advance by the Bank to Borrower under this Agreement constitutes a waiver of any of Borrower's obligations under this Agreement and the Loan Documents.

13.11          Time. All references to time herein shall be references to Eastern Standard Time or Eastern Daylight Time, as the case may be, unless specified otherwise. Time is of the essence as to this Agreement, each of the other Loan Documents and all of their respective provisions and obligations.

13.12	Assignment.

(a)                Borrower acknowledges that the Bank is relying solely on the financial and managerial ability of Borrower in granting and funding the Loan, and therefore, Borrower has no right to assign (any assignment by operation of law shall be deemed for the purposes of this Agreement an assignment by Borrower) any rights under this Agreement.

(b)               The Bank may, from time to time, assign in whole or in part, or issue participation interests in and to, all of its rights and interests under this Agreement, the Note and all other Loan Documents. In such event, this Agreement shall continue to apply to the Loan, the Note and all other Loan Documents. The Bank agrees to give Borrower notice of any such assignment, but the failure of the Bank to give such notice shall not affect the validity of any such assignment or any obligations of Borrower or any other Person under this Agreement or any other Loan Document. Provided the participant or prospective participant agrees in writing to maintain the confidentiality of disclosed information, the Bank may disclose to any participant or prospective participant any information, data or material in the Bank's possession relating to Borrower, Guarantor and/or the Loan without the consent of or notice to Borrower, Guarantor or any other Person. In the event of such assignment, it shall be deemed to have been made pursuant to the provisions of this Agreement and not to be in modification of this Agreement and any advances made by any such assignee shall be evidenced and secured by this Agreement and the other Loan Documents.

13.13          Jurisdiction: Venue. The validity, construction, enforcement and interpretation of this Agreement shall be governed by the substantive laws of the State of Florida, without application of its conflicts of law principles, and the United States of America. Any action, suit or Proceeding arising out of this Agreement shall be brought in the Thirteenth Judicial Circuit in and for Hillsborough County, Florida, or in the United States District Court for the Middle District of Florida, Tampa Division, and each party irrevocably consents to and submits to the exclusive jurisdiction of those courts and irrevocably waives any objection which such party now or hereafter may have to the institution of any such suit, action or Proceeding in those courts and further irrevocably waives any defense or claim that such suit, action or Proceeding in any such court has been brought in an inconvenient forum or improper venue.

13.14          Headings. Section and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

13.15         Counterparts. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

13.16          Further Assurances. At any time or from time to time after the Closing Date, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

13.17            Severability. Each paragraph, section, provision, sentence and part thereof of this Agreement is severable from each other paragraph, section, provision, sentence or part thereof of this Agreement, and the invalidity or unenforceability of any such paragraph, section, provision, sentence or part thereof, does not affect the validity or enforceability of the balance of this Agreement. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid by a court of competent jurisdiction, the parties to this Agreement intend that (a) such provision be deemed to be amended and restated to reflect as nearly as possible the original intentions of the parties in conformity with applicable law, and (b) the remaining terms, provisions, covenants and restrictions of this Agreement remain in full legal force and effect in accordance with their provisions. If any provision of this Agreement is held invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall attach only to such provision in that jurisdiction and does not in any manner affect or render invalid or unenforceable that provision in any other jurisdiction or any other provision of this Agreement in that or any other jurisdiction.

13.18            WAIVER OF JURY TRIAL. THE BANK AND BORROWER KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS SUCH PERSON MAY HAVE TO A TRIAL BY JURY, WITH RESPECT TO ANY PROCEEDING BASED ON OR ARISING OUT OF THIS AGREEMENT, THE NOTE OR ANY OF THE LOAN DOCUMENTS, INCLUDING ANY COURSE OF CONDUCT, COURSE OF DEALINGS, VERBAL OR WRITTEN STATEMENTS, OR ACTIONS OR OMISSIONS OF ANY PARTY WHICH IN ANY WAY RELATE TO THE LOAN. THE PARTIES HERETO HAVE SPECIFICALLY DISCUSSED AND NEGOTIATED THIS WAIVER AND UNDERSTAND THE LEGAL CONSEQUENCES OF SIGNING THIS AGREEMENT. THIS WAIVER BY BORROWER IS A MATERIAL INDUCEMENT FOR THE BANK'S ENTERING INTO THIS AGREEMENT, AND THE BANK'S WAIVER IS A MATERIAL INDUCEMENT FOR BORROWER'S ACCEPTANCE OF THE LOAN AND THE EXECUTION AND DELIVERY BY BORROWER OF THE LOAN DOCUMENTS TO WHICH IT IS A PARTY. AT A PARTY'S REQUEST, THE OTHER PARTIES WILL JOIN IN ASKING THE COURT IN WHICH SUIT IS PENDING TO TRY THE CASE AND DECIDE ALL ISSUES, INCLUDING ISSUES OF FACT, WITHOUT A JURY.

[SIGNATURE PAGE TO FOLLOW]

The parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

The parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

Schedule 1.14 - Leases

1. Commercial Lease Agreement dated December 23, 2019 by and between Borrower, as successor in interest to SPARKY'S OIL COMPANY, INC., a Florida corporation, and IRBY CONSTRUCTION COMPANY, a Mississippi corporation

Schedule 9.3 - Insurance Requirements

Borrower shall obtain and keep in full force and effect the insurance policies set forth below. All insurance policies shall be issued by carriers with an A.M. Best's Insurance Reports policy holder's rating of at least A and a financial category size of at least Class IX. The policies shall provide the coverage set forth below and any other coverage that the Bank may from time to time deem necessary.

Each policy shall provide that it may not be cancelled, reduced, terminated or changed without at least thirty (30) days prior written notice to the Bank. The initial policies shall be prepared and delivered to the Bank prior to the Closing Date, and all renewal policies shall be deposited with the Bank as evidence of such insurance.

All new, renewal and replacement policies, declarations pages or certificates shall be addressed to:

The Bank of Tampa, ISAOA/ATIMA,

as Mortgagee, Lender Loss Payee and Additional Insured, as

applicable Attention: Matthew Boyd, Senior Vice President

601 Bayshore Boulevard

Tampa, Florida 33606

Each policy shall describe the location and improvements correctly (if applicable) and correctly and clearly identify the policy number. Each policy term must be a minimum of one year, and each certificate must be signed (receipt of copy acceptable).

1.	Permanent Hazard.

•          "All risks" policy.

•          Insurance evidence must be presented as (1) original policy, or (2) copy of the declarations page, or (3) ACORD Form 28 certificate (Evidence of Commercial Property Insurance).

•         Policy should be written on a non-reporting Completed Value, Special Cause of Loss form showing coverage equal to the lesser of (1) the replacement cost, or (2) the amount of the Loan.

•         Carrier must provide 100% coverage for losses.

•         Policy should provide for a deductible of not more than $50,000.00 for transactions of $2.5 million or less and a deductible of not more than $100,000.00 for transactions greater than $2.5 million.

•        Policy must contain coverage for fire, vandalism and malicious mischief.

•        Windstorm coverage included or issued as a separate policy.

•        Policy must contain an agreed amount endorsement which must be renewed annually.

•        Borrower named as "insured."

•         The Bank, its successors and assigns, as their interests may appear, named as Mortgagee and Lender Loss Payee.

2.	Windstorm Insurance.

•       Insurance evidence must be presented as (1) original policy, or (2) copy of the declarations page, or (3) ACORD Form 28 certificate (Evidence of Commercial Property Insurance).

•      Coverage shall be equal to the lesser of (1) the replacement cost, or (2) the amount of the Loan.

•      Borrower named as "insured."

•      The Bank, its successors and assigns, as their interests may appear, named as Mortgagee and Lender Loss Payee.

3.	Borrower's Flood Insurance. Borrower shall deliver evidence of flood hazard insurance acceptable to the Bank in its sole discretion as to the Property.

4.	Borrower's General Liability.

•      Insurance evidence must be presented as (1) original policy, or (2) copy of the declarations page, or (3) ACORD Form 25 certificate.

•      Coverage amount equal to a minimum per occurrence limit of $1,000,000.00 and a minimum aggregate limit of $2,000,000.00.

•        Borrower named as "insured."

•      The Bank, its successors and assigns, as their interests may appear, named as "additional insured."

5.	Borrower's Contents Insurance.

•      Insurance evidence must be presented as (1) original policy, or (2) copy of the declarations page, or (3) certificate of insurance.

•      Coverage amount as is customary with companies in the same or similar business as Borrower.

•      Borrower named as "insured."

•      The Bank, its successors and assigns, as their interests may appear, named as "additional insured" and Lender Loss Payee.